UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 15, 2014, Barnes Group Inc. (the “Company”) entered into a Note Purchase Agreement (“Note Purchase Agreement”), among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation and New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C), as purchasers, for the issuance of $100 million aggregate principal amount of 3.97% Senior Notes due October 17, 2024 (the “Notes”). The Company completed funding of the transaction and issued the Notes on October 17, 2014.

The Notes are senior unsecured obligations of the Company and will pay interest semi-annually on April 17 and October 17 of each year at an annual rate of 3.97%. The Notes will mature on October 17, 2024 unless earlier prepaid in accordance with their terms. Subject to certain conditions, the Company may, at its option, prepay all or any part of the Notes in an amount equal to 100% of the principal amount of the Notes so prepaid, plus any accrued and unpaid interest to the date of prepayment, plus the Make-Whole Amount (as defined in the Note Purchase Agreement) with respect to such principal amount being prepaid.

If the Company undergoes a change in control, as described in the Note Purchase Agreement, subject to certain conditions, the Company is required to make an offer to prepay all of the Notes held by each holder in an amount equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to the date of prepayment but without any Make-Whole Amount. Each holder has the option to accept or reject such offer to prepay.

The Note Purchase Agreement contains customary affirmative and negative covenants, including, among others, limitations on indebtedness, liens, investments, restricted payments, dispositions and business activities. The Note Purchase Agreement also requires the Company to maintain a ratio of Consolidated Senior Debt (as defined in the Note Purchase Agreement) to Consolidated EBITDA (as defined in the Note Purchase Agreement) of not more than 3.25 times at the end of each fiscal quarter, provided that such ratio may increase to 3.50 times following the consummation of certain acquisitions. In addition, the Note Purchase Agreement requires the Company to maintain (i) a ratio of Consolidated Total Debt (as defined in the Note Purchase Agreement) to Consolidated EBITDA of not more than 4.00 times at the end of each fiscal quarter, provided that such ratio may increase to 4.25 times following the consummation of certain acquisitions, and (ii) a ratio of Consolidated EBITDA to Consolidated Cash Interest Expense (as defined in the Note Purchase Agreement) of not less than 4.25 times at the end of any fiscal quarter.

The Note Purchase Agreement provides for customary events of default, including, among others, payment defaults, breach of representations and warranties, failure to perform covenants, cross-default to other indebtedness in certain circumstances, certain judgments defaults and bankruptcy and other insolvency events. If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including default interest, if any) thereon, plus the Make-Whole Amount, if any, determined in respect of such principal amount of Notes may be declared immediately due and payable, subject to certain conditions set forth in the Note Purchase Agreement. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The foregoing description of the Note Purchase Agreement is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this item.

Item 7.01. Regulation FD Disclosure.

On October 15, 2014, the Company issued a press release describing its entering into the Note Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No. Document Description

10.1	Note Purchase Agreement, dated as of October 15, 2014, among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation and New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C).
99.1	Press Release dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2014	BARNES GROUP INC.
(Registrant)

By: /s/ Christopher J. Stephens, Jr.

Name: Christopher J. Stephens, Jr. Title: Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Note Purchase Agreement, dated as of October 15, 2014, among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation and New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C).

99.1	Press Release dated October 15, 2014.